Exhibit 99
                                To SEC Form 4 of
                               David H. Smith, II

1.    Name and Address of Reporting Person:

      David H. Smith, II
      34 Shorehaven Road
      Norwalk, CT 06855

2.    Date of Event Requiring Statement:
      3/14/05

3.    Issuer Name and Trading Symbol:
      Integrated Pharmaceuticals, Inc. -- INTP

Notes

1. The total includes: 90,000 shares owned by the Interim Advantage Fund, LLC; 150,000 shares owned by Tailwind V.C., LLC; 100,000 shares owned by Contra V.C., LLC; 300,000 shares owned by Fivex, LLC; and 50,000 shares owned by Cytra Corporation. The reporting person is a member and a manager of each of the LLCs and a controlling shareholder and director of the corporation. The reporting person disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

2. The total includes: 45,000 warrants issued to the Interim Advantage Fund, LLC; 75,000 warrants issued to Tailwind V.C., LLC; 50,000 warrants issued to Contra V.0., LLC; 150,000 warrants issued to Fivex, LL and 25,000 warrants issued to Cytra Corporation. The reporting person is a member and a manager of each of the LLCs and a controlling shareholder and director of the corporation. The reporting person disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
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